STOECKLEIN LAW GROUP, A PROFESSIONAL CORPORATION

 PRACTICE LIMITED TO FEDERAL SECURITIES

EMERALD PLAZA	Telephone: (619) 595-4882
402 West Broadway	Facsimile: (619) 595-4883
Suite 400	email: djs@slgseclaw.com
San Diego, California 92101	web: www.slgseclaw.com

June 6, 2006

Board of Directors

Integrated Environmental Technologies, Ltd.

4235 Commerce Street

Little River, South Carolina 29566

Ladies and Gentlemen:

We have acted as counsel to Integrated Environmental Technologies, Ltd., a Delaware corporation (“the Company”), in connection with a Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2, SEC File No. 333-128759, to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Act”). [The Registration relates to the proposed registration of 36,695,500 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”) of the Company for resale by certain stockholders and for issuance upon the exercise of warrants].

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other documents as we have deemed necessary or appropriate for the purposes of this opinion, including the following: (a) the Certificate of Incorporation and Bylaws of the Company, as amended; (b) resolutions adopted by the Board of Directors of the Company; (c) the Registration Statement on Form SB-2, together with the Exhibits to be filed as a part thereof; and (d) Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and due authorization, execution and delivery of all documents by the parties thereto other than the Company.

Integrated Environmental Technologies, Ltd. SB-2 Registration

Opinion Letter

Based on such foregoing, we are of the opinion that the Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Delaware and that the Shares, registered under the terms of the SB-2 for sale by the selling security holders and to be issued upon conversion of the term note and exercise of outstanding warrants and options will be or have been duly authorized and are validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. This opinion includes our opinion on Delaware law including the Delaware Constitution, all applicable provisions of Delaware statutes, and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement and to the statement made regarding our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Stoecklein Law Group

Stoecklein Law Group